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
FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER  3235-0287
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES: DECEMBER 31,2001
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(B).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
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1.  Name and Address of Reporting  Person*      2. Issuer Name and Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                   Trading Symbol                     (Check all applicable)
                                                                                        X   Director                   X  10% Owner
                                                                                      -----                          -----

                                                                                        X    Officer                         Other
                                                                                      -----                          -----
                                                                                      (give title below)             (specify below)

Smith     Ollen     Bruton                        Sonic Automotive, Inc. ("SAH")
                                                                                                     Chairman and CEO
                                                                                                     ----------------
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(Last)   (First)    (Middle)                    3. IRS               4. Statement
                                                   Identification       for
                                                   Number of            Month/Year
                                                   Reporting
                                                   Person, if
                                                   an entity
                                                   (Voluntary)
c/o Sonic Automotive, Inc.
5401 East Independence Blvd.                                             11/99
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        (Street)                                     5. If           7.  Individual or Joint/Group Filing  (Check Applicable
                                                        Amendment,        Line)
                                                        Date of                x  Form filed by One Reporting Person
                                                        Original              ---
Charlotte        NC        28212                       (Month/Year)           ___ Form filed by More than One Reporting Person
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(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                          5. Amount of   6. Owner-
                                                                                            Securities      ship
                             2. Trans-    3. Trans-       4. Securities Acquired (A)        Beneficially    Form:
                                action       action          or Disposed of (D)              Owned at       Direct    7. Nature of
                                 Date        Code           (Instr. 3, 4 and 5)              End of        (D) or      Indirect
1. Title of                     (Month/     (Instr. 8)    --------------------------------   Month         Indirect    Beneficial
Security                         Day/       ----------       Amount       (A) or  Price      (Instr.       (I)         Ownership
(Instr. 3)                       Year)         Code   V                   (D)                3 and 4)      (Instr. 4)  (Instr. 4)
 -------------------------- ----------------  ------ ---  --------------- ----  --------- --------------  -------------  ----------
   Class A Common Stock        11-19-99         X           30,000         A      $12.50    $30,000             D
 -------------------------- ----------------  ------ --- --------------- ----   --------- --------------  -------------  ----------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                       (over)
                                                                  Sec 1474(3-99)


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FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                      7.
                                                                 5.            6.                     Title and
                                                                 Number of     Date Exer-             Amount of
                                                                 Derivative    cisable and            Underlying
                             2.                        4.        Securities    Expiration             Securities
                             Conver-         3.        Trans-    Acquired (A)  Date (Month/           (Instr. 3
                             sion or         Trans-    action    or Disposed    Day/Year)              and 4)
1.                           Exercise        action    Code      of (D)        --------------    ----------------------
Title of                     Price of        Date      (Instr.   (Instr. 3,    Date                               Amount
Derivative                   Deriv-          (Month/    8)        4 and 5)     Exer-    Expir-                    or Num-
Security                     ative            Day/     --------  ----------    cis-     ation                     ber of
(Instr. 3)                   Security         Year)    Code  V   (A)   (D)     able     Date     Title            Shares
----------                   --------        --------  ---- ---  ----  ----    -------  -----    -----            ------

            (Obligation                                                                           Class A
Put Options    to buy)         $12.50        11-19-99    X             300     8-19-99  11-20-99  Common Stock    30,000
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                       10.
                        Ownership
            9.          Form of
   8.       Number of   Deriv-
   Price    derivative  ative
   of       Securities  Security:
   Deriv-   Benefi-     Direct    11.
   ative    cially      (D) or    Nature of
   Secur-   Owned at    Indirect  Indirect
   ity      End of      (I)       Beneficial
   (Instr.  Month       (Instr.   Ownership
   5)       (Instr. 4)  4)        (Instr. 4)
   ------   ----------  --------  ----------


               -0-        D
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Explanation of Responses:


** Intentional misstatements or omissions of          /s/ Bruton Smith                       12/8/99
facts constitute Federal Criminal Violations.        --------------------------------      ------------
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         ** Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                     Page 2

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